AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of this 1st day of November, 2007, by and between MASS FINANCIAL CORP., a Barbados corporation (the “Seller”), and RADIANT LOGISTICS GLOBAL SERVICES, INC., a Delaware corporation (the “Buyer”), for the purpose of amending the Asset Purchase Agreement (the “Agreement”) dated May 21, 2007, by and between the Seller and Buyer. This Amendment replaces any prior Amendment to Asset Purchase Agreement in its entirety. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Recitals

WHEREAS, the Buyer and Seller have determined that it is in each of their best interests to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Sections 2.1(c), 2.1(d), 2.1(e) and 2.1(f) of the Agreement are hereby deleted.

2. Section 2.1(b) of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“exclusive rights to all the Intellectual Property used or useable exclusively in the operation of the Automotive Business and non-exclusive rights to any other Intellectual Property used in the operations of the Automotive Business (the “IP Rights”, and together with the Tangible Personal Property, the “Purchased Assets”).”

3. Section 3.1(a) of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“The purchase price for the Purchased Assets (the “Purchase Price”) shall be up to One Million Five Hundred Sixty Thousand Dollars ($1,560,000).”

4.A Sections 3.1(b)(ii) of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“Two Hundred Sixty Five Thousand Dollars ($265,000) (the “Second Payment”) shall be paid to the Seller by immediately available funds to the Seller at closing, receipt of said Second Payment to be a condition to Seller’s obligation to close; and One Hundred Ninety Five Thousand Dollars ($195,000) (the “Third Payment”) shall be paid to the Seller by immediately available funds on November 3, 2008 subject to the set-off rights provided in Section 3.1(b)(v) hereof; and”

4.B Sections 3.1(b)(iii) of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“One Million Dollars ($1,000,000) shall be paid at Closing by setoff against the Purchase Price owed by Buyer to Seller in full satisfaction of indemnification claims, subject solely to the set-off rights provided in Section 3.1(b)(v) hereof, of any of Buyer, Radiant, and Airgroup Corporation, which is the sole subsidiary of either Buyer or Radiant, whether already asserted or hereafter arising under the Management Services Agreement (the “MSA Indemnification Claim”);”

5. Sections 3.1(b)(v)of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“Buyer shall take as set-off, up to Seventy-Five Thousand Dollars ($75,000) against the Third Payment due under Section 3.1(b)(ii), all costs incurred by any Buyer Indemnified Party to investigate, defend or pay claims of current or former carriers or customers of the Automotive Business to the extent such claims relate to periods prior to May 21, 2007 which shall include, but not be limited to, any and all legal fees and costs incurred by any Buyer Indemnified Party (as defined herein) in dealing with any non cargo insurance claims made against any Buyer Indemnified Party including costs incurred in connection with the Burke Garnishment (the “Set-off Rights”). Prior to investigating, defending or paying any such claim, Buyer shall notify Seller of its intended action and Seller shall have 20 days to evaluate and/or resolve such claim. Notwithstanding the above, the Seller shall pay for all amounts due to Foster, Swift, Collins & Smith, P.C. for legal services in connection with the Burke Garnishments and the posting of the Letter of Credit as provided in Paragraph 22 of this Amendment with no degradation to the $75,000 available for off-set.

6. Section 3.1(b) (vi) and 3.1(c) of the Agreement are hereby deleted.

7. A new Section 3.3 is hereby added to the Agreement to provide in its entirety as follows:

“As soon as possible following Closing, Seller and Buyer shall determine which payments received from UAFS customers are property of Seller and which are property of Buyer, based on the criteria set forth in Section 2.3 of the Management Agreement, and each shall promptly remit to the other. The parties shall continue to reconcile and settle the accounts on a not less than weekly basis until all sums owed to the other have been accounted for. “

8. A new Section 9.1(d) is hereby added to the Agreement to provide in its entirety as follows:

“Seller shall have obtained the issuance of an irrevocable letter of credit in the amount of $2,750,000 (the “Letter of Credit”) in accordance with that certain Stipulated Order Regarding Writs of Garnishments dated August 14, 2007 with attached exhibits issued by the State of Michigan Circuit Court for the County of Wayne (the “Stipulated Order”).”

9. A new Section 9.1(e) is hereby added to the Agreement to provide in its entirety as follows:

“Seller shall have taken all action necessary to cause that certain action commenced by it against Buyer and Radiant in the United States Federal District Court Western District of Washington at Seattle Case No. C07-1547C to be dismissed with prejudice and shall have executed a release (the “Release”) in favor of Buyer and Radiant with respect to all claims raised therein.”

11. A new Section 5.1(h) is hereby added to the Agreement to provide in its entirety as follows:

“Seller’s counsel shall have executed the Stipulated Order.”

12. A new Section 5.1(i) is hereby added to the Agreement to provide in its entirety as follows:

“Seller shall have executed and delivered to Buyer and Radiant the Release.”

13. Section 5.2(a) of the Agreement is hereby deleted and the following substituted therefor:

“Buyer’s counsel shall have executed the Stipulated Order.”

14. A new Section 5.2(g) is hereby added to the Agreement to provide in its entirety as follows:

“Seller shall pay to Buyer via offset of amounts owing by Buyer to Seller at Closing the sum of $56,666.04, which represents $81,021.41 in reclaimed Ford payments that Buyer has collected and forwarded to Seller pursuant to the Management Agreement reduced by $24,355.37 which represents additional funds collected on behalf of Seller through the Closing.”

15.A A new Section 5.2(h) is hereby added to the Agreement to provide in its entirety as follows:

“Buyer shall pay to Seller at Closing the sum of $62,522.75, which represents five days of the ten-day payroll period straddling the Effective Date, minus one-half of the payroll cost for May 21, 2007, equaling $6,252.28 for a total offset of $56,270.48, and in addition Buyer shall pay to Seller at Closing $10,396.08, which is an amount equal to one-half of the UAFS rent and utility deposits assumed by Buyer at Closing”

15.B A new Section 5.1(e) is hereby added to the Agreement to provide in its entirety as follows:

“Seller shall pay to Buyer via offset of amounts owing by Buyer to Seller at Closing the sum of $11,871.73, and as further detailed at Exhibit 5.1(e), which represents costs incurred between April 17, 2007 and May 21, 2007 that the Buyer has (or will pay) to ensure continuity of operations.”

15.C A new Section 5.2(i) is hereby added to the Agreement to provide in its entirety as follows:

“Buyer shall have delivered to Seller a copy of board resolutions certified by an officer of the Buyer, authorizing the execution, delivery and performance of the Agreement by Buyer.”

16. Section 6.7 of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“Except for that certain action captioned In re: Stonepath Group, Inc. pending in the United States Bankruptcy Court for the District of Delaware (Case No. 07-10634), the Burke Judgment, the Burke Garnishments, and claims for moneys owed to vendors, there is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or, to Seller’s knowledge, threatened (i) against Seller related to any of the Purchased Assets or to the transactions contemplated by this Agreement, or (ii) to Seller’s knowledge, that relates to any of the Purchased Assets or to the transactions contemplated by this Agreement, nor does Seller have any knowledge of any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Purchased Assets that might affect the transactions contemplated by this Agreement.”

17. New Sections 8.6 and 8.7 shall be added to the Agreement to provide in their entirety as follows:

“8.6 Non-Public Information. Buyer acknowledges that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any person who has received material non-public information relating to Radiant from purchasing or selling securities of Radiant, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Radiant. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, Buyer shall not purchase or sell any securities of Radiant, or communicate such information to any other person..

8.7  Release. At Closing, Seller shall for itself, its subsidiaries and affiliates release and forever discharge Buyer, Radiant and their respective subsidiaries and affiliates from and against any indemnification claims whether already asserted or hereafter arising under the Management Services Agreement.

18. Section 9.3 is hereby amended to add the following sub-section:

“(c) The State of Michigan Circuit Court for the County of Wayne shall have entered the Stipulated Order, all parties’ attorneys shall have signed the notice appearing in Exhibit A to the Stipulated Order, and Seller and Buyer shall have supplemented such notice with instructions to customers to pay invoices for services rendered before May 22, 2007 directly to Seller and invoices for services rendered on or after May 22, 2007 to Buyer. Such instructions shall be effected by Buyer and Seller jointly delivering to customers a list of invoices to be paid to Seller.”

19.A The definitions of “Buyer Indemnified Party” and “Seller Indemnified Party” in Sections 10.2 and 10.3 of the Agreement, respectively, are hereby amended to include the following after the word “directors”: “,agents, subsidiaries”.

19.B Section 11.1(f) of the Agreement is hereby amended to provide in its entirety as follows:

“(f) by Buyer or Seller if the Closing has not occurred on or before November 9, 2007 (the “Outside Date”), unless extended by mutual agreement of the Buyer and Seller prior to the Outside Date then in effect.”

19.C The last sentence of Section 10.5 of the Agreement is hereby deleted and amended to provide in its entirety as follows:

“Buyer shall have the right to set-off the amount of any Damages resulting from any claim that arises pursuant to Section 10.2 against the Third Payment due from Buyer to Seller pursuant to Section 3.1(b)(ii) As a condition to exercising such set-off right, Buyer must first tender any claim or claims for which it would seek indemnification under paragraph 10.2 to Seller.”

20. Exhibit A of the Agreement is hereby amended to include the following additional defined terms:

“Burke” means Douglas Burke and his affiliates.

“Burke Judgment” means that certain judgment in the amount of $1,762,295 plus statutory interest against UAFS issued by the State of Michigan Circuit Court for the County of Wayne, Court No. 04-433025CZ.

“Burke Garnishments” means those certain Requests and Writs for Garnishment issued or issued after the date hereof by the State of Michigan Circuit Court for the County of Wayne in connection with the Burke Judgment.

21. Exhibit A of the Agreement is hereby amended to delete the definition of Intellectual Property and include the following additional defined term:

“Intellectual Property” means all intellectual property rights relating to the Automotive Business Seller obtained through its foreclosure including (a) computer software (including software, data, and related documentation); (b) licenses, licensed technology, software, accounting and operating systems, transportation management and other systems; (c) non-public information, trade secrets, know-how (including, without limitation, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications) and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (d) writings or other works, whether copyrightable or not in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (e) any similar intellectual property rights, and (f) any claims or causes of action arising our of or related to any infringement or misappropriation of any of the foregoing

22. Notwithstanding anything in the Agreement, the Management Agreement or this Amendment to the contrary, except for (a) payment of amounts due Foster, Swift, Collins & Smith, P.C. for legal services rendered in connection with the Burke Garnishments and the posting of the Letter of Credit and (b) Set-Off Rights up to a maximum of $75,000 as provided in Sections 3.1(b)(v), Seller shall have no further obligation to indemnify, defend and hold harmless any Buyer Indemnified Party, and neither Buyer nor any other Buyer Indemnified Party shall have or make any claim against Seller Indemnified Party in connection with any Damages incurred or suffered as a result of or arising out of (a) the Burke Judgment, and any subsequent judgment entered in favor of Burke in any Federal or state court or tribunal based on any successor in interest claim or successor liability based on Seller’s ownership of the Purchased Assets on or after the Closing, (b) except as set forth in Section 3.3 of the Agreement, the Burke Garnishments or (c) any claim by a third party to the extent such claim arises under a successor liability theory and is based on Seller’s ownership of the Purchased Assets on or after the Closing. Buyer shall cooperate with Seller, such as by providing to Seller information and documentation, to the extent necessary to address claims asserted from time to time against Seller in connection Seller’s operation or control of the Purchased Assets

23. Except as expressly provided herein, the Agreement shall remain in full force and effect.

24. This Amendment may be executed and delivered via facsimile in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same agreement.

25. This Amendment shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Amendment to be executed on and as of the date set forth above.

RADIANT LOGISTICS GLOBAL SERVICES, INC.	MASS FINANCIAL CORP.

By : /s/ Bohn H. Crain	By : /s/ Michael J. Smith
Name: Bohn H. Crain Title: President	Name: Michael J. Smith Title: President